UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF TEXAS
HOUSTON DIVISION

IN RE:

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        DEXTERITY SURGICAL, INC.,

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CASE NO. 04-35814-H5-11

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ORDER CONFIRMING FIRST AMENDED PLAN OF LIQUIDATION
UNDER CHAPTER 11, TITLE 11, UNITED STATES CODE
OF DEXTERITY SURGICAL, INC. DATED DECEMBER 7, 2004

The plan under chapter 11 of the Bankruptcy Code filed by Dexterity Surgical, Inc. on December 7, 2004 [Docket No. 145] or a summary thereof, having been transmitted to creditors and equity security holder; and

It having been determined after hearing on notice that the requirements for confirmation set forth in 11 U.S.C. §1129(b) have been satisfied;

IT IS ORDERED that:

The plan filed by Dexterity Surgical, Inc. on December 7, 2004 as amended by modifications approved at the hearing on confirmation of the plan held February 7, 2005 is CONFIRMED.

The following provisions shall modify the Plan, supercede any and all provisions of the Plan or any other document or agreement to the contrary and be deemed to be included in the Plan as confirmed by this Court.  Capitalized terms not defined in this order have the meanings ascribed to such terms in the Plan or the Disclosure Statement, as appropriate.

Section 7.6 of the Plan is modified to include the following provisions:

7.6

The Committee.  The Committee shall continue in existence until the filing of the Final Report.

7.6.1

Appointment of the Committee Representative. On the Confirmation Date, the Committee shall designate a representative (the “Committee Representative”) to act on behalf of the Committee for all purposes through and until the later of (a) the filing of the Final Report and (b) the completion of the liquidation of the Debtor and the distribution of all remaining assets and cash to creditors.

7.6.2

Coordination with the Plan Agent. The Plan Agent shall coordinate his efforts with the Committee Representative when undertaking any action that affects any Estate Property, including without limitation, any objections to Claims or any causes of action, including without limitation, Avoidance Actions.  The Plan Agent shall assist the Committee Representative in matters related to the Plan or Estate Property and any actions taken by the Committee Representative under or to effectuate the Plan.  If a disagreement between the Plan Agent and the Committee Representative regarding any action to be taken under the Plan arises, that dispute may be presented to the Court on motion of either party.

7.6.3

Authority.  In addition to the Plan Agent, the Committee Representative shall have the authority to:

7.6.3.1

reconcile, settle, or object to Claims against the Debtor, and to prosecute, settle, or abandon the Avoidance Actions and other causes of action that are Estate Property against third parties, including without limitation, the D&O Suit;

7.6.3.2

intervene as plaintiff in the D&O Suit;

7.6.3.3

sue and participate, as a party or otherwise, in any judicial, administrative, arbitrative or other proceeding, including;

7.6.3.4

delegate any or all of the Committee Representative’s discretionary power and authority conferred with respect to all or any portion of the Estate Property to any one or more reputable individuals or recognized institutional advisers or investment managers without liability for any action taken or omission made because of any such delegation except for such liability as is provided in the Plan;

7.6.3.5

undertake any duties or obligations and exercise any rights concerning the treatment of Secured Claims under the Plan;

7.6.3.6

execute, deliver, and perform such other agreements and documents and to take or cause to be taken any and all such other actions as may be necessary or desirable to effectuate and carry out the purposes of the Plan;

7.6.3.7

undertake any action or perform any obligation provided for or required under the Plan.

7.6.4

Agreement.  The Committee and the Committee Representative shall enter into an agreement (the “Committee Representative Agreement”) setting forth and governing the precise terms of the Committee Representative’s rights, duties, obligations and compensation.

7.6.4.1

Notice and Opportunity to Object.  Within 45 days after the Confirmation Date, the Committee Representative shall file the Committee Representative Agreement with the Court and serve notice thereof upon (a) counsel to the Debtor, (b) the members of the Committee, (c) counsel to RenCap Capital and RenCap U.S., (d) the United States Trustee, (e) any other party in interest that filed a notice of appearance and (f) any creditor that voted on the Plan.  Any party in interest may object to the terms of the Committee Representative Agreement, within 10 days thereafter and the notice shall so state, by filing and serving a written objection.

7.6.4.2

Agreement Binding on all Creditors and Parties in Interest.  Absent timely filing of a written objection, the Committee Representative Agreement shall be final and binding on all creditors and parties in interest in all respects.  Failure to file a timely objection shall constitute approval of the Committee Representative Agreement by the Court, pursuant to the terms of this Order and a waiver of the right of any party in interest to object or challenge the Committee Representative Agreement or any provisions thereof.

7.6.5

Exculpation.  The Committee Representative, and its members, partners, officers, directors, employees and agents (including any attorneys, accountants, financial advisors, and other professionals or agents retained by the Committee Representative) shall not be liable for any act they may do, or omit to do, in connection with or arising out of the Plan, the administration of the Plan, or the property to be distributed under the Plan.  However, this paragraph shall not apply to any act of gross negligence or willful misconduct as determined by a Final Order of the Bankruptcy Court.

7.6.6

Discharge of Committee Representative.  On the date that the case is closed the Committee Representative shall be discharged from all liability to the Liquidating Debtor, Claimholders, Interestholders, or any Person who has had or may have an interest in the Liquidating Debtor for acts or omissions in the Committee Representative's capacity as Committee Representative or in any other capacity contemplated by the Plan.

7.6.7

Exclusive Jurisdiction of the Bankruptcy Court over Actions Against the Committee Representative. Without in any manner limiting the provisions of the immediately two preceding paragraphs providing for the exculpation and discharge of the Committee Representative, any person or entity wishing to assert any claim or cause of action against the Committee Representative, must first obtain leave of the Bankruptcy Court to commence such an action and the Bankruptcy Court shall have sole and exclusive jurisdiction to hear any claim or cause of action against the Committee Representative.

7.6.8

Employment and Compensation of the Committee Representative and Professionals.  The Committee Representative shall be entitled to payment pursuant to the provisions of Section 7.4.3 of the Plan.  The Committee Representative shall have the authority to retain and employ professionals, who shall be entitled to payment pursuant to the provisions of Section 7.4.3 of the Plan.

7.6.9

Exculpation of the Committee.  The Committee, and its members and agents (including any attorneys, accountants, financial advisors, and other professionals or agents retained by the Committee) shall not be liable for any action or omission or any act they may do or omit to do in the future, in connection with or arising out Estate Property, the Plan, the administration of the Plan, or the terms of this Order.  However, this paragraph shall not apply to any act of gross negligence or willful misconduct as determined by a Final Order of the Bankruptcy Court.

Sections 10.1 and 10.2 of the Plan are hereby deleted and replaced in their entirety by the following:

10.1

Right to Object to Claims.  Both the Plan Agent and the Committee Representative, on behalf of the Liquidating Debtor, shall have the right to examine and object to any Claims filed in Debtor’s chapter 11 case, including Administrative Claims and any claims contained on the Debtor’s Schedules, and shall have the right to object to, contest the allowance of and assert any rights under Chapter 5 of the Bankruptcy Code, set-off, recoupment, defense, counterclaim or other equitable remedy against any such Claims and the holders thereof and all such rights are specifically preserved against any holder of a Claim and any other party the Debtor has rights against, including without limitation any party not named in the Plan or Disclosure Statement.

10.2

Deadline for Objecting to Claims.  Except as otherwise provided herein, the Plan Agent or the Committee Representative must file any objections to Claims with the Bankruptcy Court before the expiration of one-hundred and eighty (180) days after the Effective Date (unless such time periods are further extended by subsequent orders of the Bankruptcy Court) and serve a copy of the objection on the subject Claimant within 15 days thereafter; otherwise such Claim shall be deemed Allowed in accordance with Bankruptcy Code section 502.  The Plan Agent or the Committee Representative may obtain an extension of the time periods in this section, by motion to the Court upon a minimal showing of cause, which shall be presumptively granted unless a party-in-interest objects (in writing) and demonstrates prejudice to such party-in-interest.

Each of Sections 12.1, 14.4, 14.5, 14.6 and 14.7 of the Plan are hereby modified to add after each and every occurrence of the words “Plan Agent” the words “and the Committee Representative”

A copy of the confirmed plan is attached.

Signed this ____ day of ___________, 2005

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THE HONORABLE MARVIN ISGUR

UNITED STATES BANKRUPTCY JUDGE